Exhibit 10.56

MEMORANDUM

TO:	Magna Group, LLC

FROM:	Star Financial Corporation

DATE:	February 4, 2014

RE:	Disbursement of Funds

Pursuant to that certain Assignment Agreement between the parties listed above dated February 4. 2014, a disbursement of funds will take place in the amount and manner described below:

Please disburse to:
Amount to disburse:	$37,000
Form of distribution	Wire
Name	Star Financial Corporation
Address
Bank Name:	CITIBANK
Bank Address	700 N. Milwaukee Ave Vernon Hills IL 60061
Bank Phone #	[***]
ABA Routing #	[***]
Account #	[***]

$700 to be Withheld for Legal and Administrative Fees

TOTAL: $37,700

By:	/s/ Fay Passley	Dated: February 4, 2014

Star Financial Corporation

Name:   Fay Passley

Title:    President

STATEMENT OF NON-AFFILIATION

1, Star Financial Corporation, am not an officer, director, control person, or beneficial owner of more than 9.9% of any class of security of the Issuer and I am not and have not been during the preceding three months an affiliate of the Company as that term is defined by Rule 144 of the Securities Act of 1933.

All information furnished herein is true, accurate and complete. In the event of a change of any information contained herein, or in the event any information shall come into my possession which would indicate that the information contained herein is not accurate or complete, I shall immediately inform you of such change or information in writing.

Signed:	/s/ Fay Passley
Star Financial Corporation

Date:	2-18-2014

ASSIGNMENT AGREEMENT

THIS ASSIGNMENT AGREEMENT (the “Agreement”) is made effective as of the 4th day of February, 2014, by and among Star Financial Corporation (the “Assignor”); Magna Group, LLC (the “Assignee”) and EPAZZ, Inc. (the “Company”).

WHEREAS, Assignee wish to assume, all of the Assignors’ right, title, and interest in and to that Promissory Note, dated as of July 31, 2013 made by the Company in the original principal amount of $32,000 in favor of Assignor (the “Note”) ; and

WHEREAS, the Assignor desires to assign to the Assignee all of the Assignors’ right, title, and interest in and to the Note, based on the terms and conditions set out herein.

WHEREAS, after the funding of this Agreement the Assignee and the Company will enter into a restated convertible promissory note attached as Exhibit A to this Agreement, which the Assignor will not be a party to and will have no involvement in.

NOW THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each of the parties hereto, the parties hereto agree as follows:

1.	Assignment. Subject to and in accordance with the terms and conditions set forth in this Agreement, the Assignor hereby grants, sells, assigns, and conveys to the Assignee, without recourse, all of the Assignor’s right, title and interest in and to the Note. Within two (2) business days of receipt of the consideration (as set forth below), Assignor shall mail to the Company, at the address provided to it by the Company the original Note. Upon receipt of the original Note, the Company shall issue new notes to the Assignee

2.	Consideration. In consideration for the assignment of the Note, Assignee shall pay to the Assignor within approximately 24 hours from receipt of the first certificate of the Company, from the first notice of conversion to the Company and as further defined in Sections 14 and 15 hereunder, in lawful money of the United States of America, to the account provided by the Assignor in a Memorandum to Magna Group, LLC. $500 will be withheld from the Assignor and will be designated for legal fees associated with this transaction.

3.	Representations of Assignor. Assignor hereby represents and covenants to Assignee that:

a.	Assignor has all requisite authority to execute and deliver this Agreement and any other document contemplated by this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby;

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b.	The outstanding principal amount of the Note, as of February 18, 2014 is $32,000 and the accrued and unpaid interest is $5,700.

c.	Assignor’s interest in and to the Note are free and clear of all liens, encumbrances, obligations or defects which are of record prior to the date of this Agreement.

d.	Assignor is an "accredited investor" within the meaning of Regulation D, Rule 501(a), promulgated by the Securities and Exchange Commission under the Securities Act.

e.	Neither Assignor nor any of its officers and directors are now, or have been in the last 90-days, officers or directors of the Company, or beneficial holders of 10% or more of its stock

4.	Representations of Assignee. The Assignee hereby represents and covenant, individually, to the Company that:

a.	Assignee has all requisite power and authority to execute and deliver this Agreement and any other document contemplated by this Agreement to be signed by the Assignee and to perform its obligations hereunder and to consummate the transactions contemplated hereby;

b.	Assignee understand that the shares to be issued upon conversion of the Note have not been, and may not be, registered under the Securities Act of 1933, as amended (the “Securities Act”) by reason of a specific exemption from the registration provisions of the Securities Act, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of Assignee’s representations as expressed herein or otherwise made pursuant hereto;

c.	Assignee has substantial experience in evaluating and investing in securities of companies similar to the Company and acknowledges that it can protect its own interests. Assignee has such knowledge and experience in financial and business matters so it is capable of evaluating the merits and risks of its investment in the Company. Assignee is an “accredited investor” within the meaning of Regulation D, Rule 501(a), promulgated by the Securities and Exchange Commission under the Securities Act;

d.	Assignee has had an opportunity to receive all information related to the Company requested by them and to ask questions of and receive answers from the Company regarding the Company, and its business. Assignee has reviewed the Company’s periodic reports on file with Securities and Exchange Act filings;

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e.	Assignee understands that there is a limited trading market for the shares issued upon conversion of the Note and that an active market may not develop for the shares.

f.	Assignee represents and warrants that it has read the terms of the Note and agrees to such terms.

5.	Entire Agreement. This Agreement constitutes the entire agreement between the parties in respect of the assignments contemplated hereby and there are no warranties, representations, terms, conditions, or collateral agreements expressed or implied, statutory or otherwise, other than expressly set forth in this Agreement. This Agreement expressly supersedes and replaces any and all prior understandings or agreements between the parties with respect to the subject matter of this Agreement.

6.	All Further Acts. Each of the parties hereto will do any and all such acts and will execute any and all such documents as may reasonably be necessary from time to time to give full force and effect to the provisions and intent of this Agreement. The Assignor further agrees that it will, at any time and from time to time after the date hereof, upon the Assignee’s request, execute, acknowledge and deliver or cause to be executed and delivered, all further documents or instruments necessary to effect the transactions contemplated in this Agreement.

7.	Choice of Law. This Agreement shall be governed by, and construed with, the laws of the State of New York, without giving effect to the conflict of law provisions thereof.

8.	Notices. Notices to Assignee under the Note, shall be to the address set forth above.

9.	Headings. The headings and captions contained in this Agreement are for convenience of reference only and will not in any way affect the meaning or interpretation of this Agreement.

10.	Survival. Each party is entitled to rely on the representations and warranties of the other party and all such representations and warranties will be effective regardless of any investigation that the party has undertaken of failed to undertake. The representations and warranties will survive the effective date of this Agreement and continue in full force and effect until six (6) months after the effective date of this Agreement.

11.	No Assignment. No Party may assign any right, benefit or interest in this Agreement without the written consent of the other party, which consent may not be unreasonably withheld. This Agreement will inure to the benefit of, and be binding upon, the Assignors and the Assignee and their respective successors and assigns.

12.	Amendment. This Agreement may not be amended except by an instrument in writing signed by each of the parties.

13.	Counterparts and Electronic Means. This Agreement may be executed in several counterparts, each of which will be deemed to be an original and all of which will together constitute one and the same instrument. Delivery of an executed copy of this Agreement by electronic facsimile transmission or other means of electronic communication capable of producing a printed copy will be deemed to be execution and delivery of this Agreement as of the day and year first written above.

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14.	Conditions. The Assignor acknowledges the Assignee's participation, in respect to this Agreement, is on a conditions permitting basis. In the event that the transaction's risk profile, market pricing or implied volatility substantially changes, due diligence concerns, or any other conditions material to the successful closing of the transaction change, the Assignee reserves the right to terminate the Agreement at any time before delivering the cash consideration, as described hereof, to the Assignor.

15.	Deposit and Clearance. If the Assignee is unable to deposit and clear the shares of the Company for any reason, the Assignee may return any shares for cancellation to the transfer agent and (a) cancel the transaction and not make payments to the Assignor or (b) demand the return of any payments advanced by the Assignee to the Assignor.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

Assignor:

Star Financial Corporation

/s/ Fay Passley

Name: Fay Passley

Title: President

Assignee:

Magna Group LLC

/s/ Joshua Sason

Joshua Sason, CEO

Company:

EPAZZ, Inc.

 /s/ Shaun Passley

Shaun Passley, CEO, CFO, President

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ISLAND STOCK TRANSFER

February 19, 2014

VIA ELECTRONIC MAIL

Magna Group, LLC

5 Hanover Square

New York, NY 10004

Re:            Share Structure of EPAZZ, Inc.

To Whom It May Concern:

The purpose of this letter is to confirm the share structure of EPAZZ, Inc. (the “Company”). By execution below, I hereby verify that the information provided is current and accurate as of the date of this document and that at any time while the Note entered into as of the date hereof remains outstanding, I will provide the Company’s current share structure to Magna Group, LLC upon request.

Shares of EPAZZ, Inc. authorized:

Shares of EPAZZ, Inc. issued and outstanding:

Furthermore, prior to finalizing this issuance, upon being provided a conversion notice and opinion letter, I agree to provide Magna Group, LLC (via email) with:

i)	A copy of the certificate(s) to be issued pursuant to the Agreement(s) as of the date hereof (if physical shares are to be issued in lieu of DWAC);

ii)	The FedEx Priority Overnight tracking number (or a copy of the packing slip if available) for any physical certificate(s) to be issued

Very truly yours,

Island Stock Transfer

Name:
Title:

Acknowledged and Agreed

EPAZZ, Inc.

 /s/ Shaun Passley

Shaun Passley

CEO, CFO, President

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ISLAND STOCK TRANSFER

February 19, 2014

VIA ELECTRONIC MAIL

Magna Group, LLC

5 Hanover Square

New York, NY 10004

Re:                 Share Structure of EPAZZ, Inc.

To Whom It May Concern:

The purpose of this letter is to confirm the share structure of EPAZZ, Inc. (the “Company”). By execution below, I hereby verify that the information provided is current and accurate as of the date of this document and that at any time while the Note entered into as of the date hereof remains outstanding, I will provide the Company’s current share structure to Magna Group, LLC upon request.

Shares of EPAZZ, Inc. authorized:

Shares of EPAZZ, Inc. issued and outstanding:

Furthermore, prior to finalizing this issuance, upon being provided a conversion notice and opinion letter, I agree to provide Magna Group, LLC (via email) with:

i)	A copy of the certificate(s) to be issued pursuant to the Agreement(s) as of the date hereof (if physical shares are to be issued in lieu of DWAC);

ii)	The FedEx Priority Overnight tracking number (or a copy of the packing slip if available) for any physical certificate(s) to be issued

Very truly yours,

Island Stock Transfer

Name:
Title:

Acknowledged and Agreed

EPAZZ, Inc.

Shaun Passley

CEO, CFO, President

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EPAZZ, INC.

February 19, 2014

Island Stock Transfer

15500 Roosevelt Boulevard Suite 301

Clearwater, FL 33760

Ladies and Gentlemen:

EPAZZ, Inc., a IL corporation (the "Company") and Magna Group, LLC (the "Investor") have entered into a Securities Purchase Agreement dated as of February 19, 2014 (the "Agreement") providing for the issuance of the 12% Convertible Promissory Note in the principal amount of $37,700 (the "Note").

A copy of the Note is attached hereto. You should familiarize yourself with your issuance and delivery obligations, as Transfer Agent, contained therein. The shares to be issued are to be registered in the names of the registered holder of the securities submitted for conversion or exercise or its designee.

You are hereby irrevocably authorized and instructed to reserve a sufficient number of shares of common stock (“Common Stock”) of the Company (initially, 377,000,000 shares) for issuance upon full conversion of the Note in accordance with the terms thereof. The amount of Common Stock so reserved may be increased, from time to time, by written instructions of the Company and the Investor.

The ability to convert the Note in a timely manner is a material obligation of the Company pursuant to the Note. Your firm is hereby irrevocably authorized and instructed to issue shares of Common Stock of the Company (without any restrictive legend) to the Investor without any further action or confirmation by the Company: (A) upon your receipt from the Investor of: (i) a notice of conversion ("Conversion Notice") executed by the Investor; and (ii) an opinion of counsel of the Investor, in form, substance and scope customary for opinions of counsel in comparable transactions (and satisfactory to the transfer agent), to the effect that the shares of Common Stock of the Company issued to the Investor pursuant to the Conversion Notice are not "restricted securities" as defined in Rule 144 and should be issued to the Investor without any restrictive legend; and (B) the number of shares to be issued is less than 9.99% of the total issued common stock of the Company. If the number of shares issued to the Investor is greater than 4.99% of the total issued common stock of the company, the transfer agent must notify the Investor immediately.

The Company hereby requests that your firm act immediately, without delay and without the need for any action or confirmation by the Company with respect to the issuance of Common Stock pursuant to any Conversion Notices received from the Investor. The Company also requires that as long as this convertible note is still outstanding to the Investor, that the transfer agent must disclose the shares authorized and outstanding to the Investor as requested.

The Company shall indemnify you and your officers, directors, principals, partners, agents and representatives, and hold each of them harmless from and against any and all loss, liability, damage, claim or expense (including the reasonable fees and disbursements of its attorneys) incurred by or asserted against you or any of them arising out of or in connection with the instructions set forth herein, the performance of your duties hereunder and otherwise in respect hereof, including the costs and expenses of defending yourself or themselves against any claim or liability hereunder, except that the Company shall not be liable hereunder as to matters in respect of which it is determined that you have acted with gross negligence or in bad faith. You shall have no liability to the Company in respect to any action taken or any failure to act in respect of this if such action was taken or omitted to be taken in good faith, and you shall be entitled to rely in this regard on the advice of counsel.

The Board of Directors of the Company has approved the foregoing (irrevocable instructions) and does hereby extend the Company’s irrevocable agreement to indemnify your firm for all loss, liability or expense in carrying out the authority and direction herein contained on the terms herein set forth.

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The Company agrees that in the event that the Transfer Agent resigns as the Company’s transfer agent, the Company shall engage a suitable replacement transfer agent that will agree to serve as transfer agent for the Company and be bound by the terms and conditions of these Irrevocable Instructions within five (5) business days. The Company also agrees that in the event that the Transfer Agent resigns from their position and the there is a new designated Transfer Agent for the Company, Magna Group, LLC will be informed of such changes within five (5) days of the designation.

The Investor is intended to be and are third party beneficiaries hereof, and no amendment or modification to the instructions set forth herein may be made without the consent of the Investor.

Very truly yours,

EPAZZ, Inc.

Shaun Passley
CEO, CFO, President

Acknowledged and Agreed

Island Stock Transfer

By:

Name:

Title:

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Rule 144 Representation

EPAZZ, Inc. (the “Company”) hereby represents that (a) the Company is not, and has never been, a “shell company” as described in Rule 144(i)(1)(i) of the Securities Act of 1933, as amended (the “Securities Act”), or, alternatively, (b) the Company is a former shell company as described in Rule 144(i)(1)(i), (ii) and (i) ceased to be a shell company as described in Rule 144(i)(1)(i); (ii) is subject to the reporting requirements of section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”); (iii) has filed all reports and other materials required to be filed by Section 13 or 15(d) of the Exchange Act, as applicable, during the preceding 12 months (or for such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and (iv) one year has elapsed from the date that the Company filed current “Form 10 information” with the Commission reflecting its status as an entity that is no longer an “shell company” as defined in Rule 144(i)(1)(i).

All information furnished herein is true, accurate and complete. In the event of a change of any information contained herein, or in the event any information shall come into my possession which would indicate that the information contained herein is not accurate or complete, I shall immediately inform you of such change or information in writing.

/s/ Shaun Passley

EPAZZ, Inc.

By: Shaun Passley

Title: CEO

February 19, 2014:

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CORPORATE RESOLUTION OF THE BOARD OF DIRECTORS OF

EPAZZ, Inc.

We, the undersigned, do hereby certify that at a meeting of the Board of Directors of EPAZZ, Inc., a IL corporation organized under the laws of the State of IL (the “Corporation”), duly held on February 19, 2014 at        205 W. Wacker 1320        which said meeting no less than two directors were present and voting throughout, the following resolution, upon motions made, seconded and carried, was duly adopted and is now in full force and effect:

WHEREAS, the Board of Directors of the Corporation deem it in the best interests of the Corporation to enter into the Assignment and Modification Agreement dated February 19, 2014 (the “Agreement”), in connection with the issuance of an 12% convertible note of the Corporation, in the aggregate principal amount of $37,700 (the “Note”), convertible into shares of common stock, par value $0.001 per share, of the Company (the “Common Stock”), upon the terms and subject to the limitations and conditions set forth in such Note, along with an irrevocable letter agreement with Island Stock Transfer, the Corporation’s transfer agent, with respect to the reserve of shares of common stock of the Corporation to be issued upon any conversion of the Note; the issuance of such shares of common stock in connection with a conversion of the Note; and the indemnification of Island Stock Transfer for all loss, liability, or expense in carrying out the authority and direction contained in the irrevocable letter agreement (the “Letter Agreement”);

NOW, THEREFORE, BE IT:

RESOLVED, that the Corporation is hereby authorized to enter into the Agreement, the Note and the Letter Agreement which provides in pertinent part: (i) reserve shares of common stock of the Corporation to be issued upon any conversion of the Note; (ii) issue such shares of common stock in connection with a conversion of the Note (issuance upon receipt of a notice of conversion of the holder of the Note) without any further action or confirmation by the Corporation; and the Corporation indemnifies Island Stock Transfer for all loss, liability, or expense in carrying out the authority and direction contained in the Letter Agreement:

RESOLVED, that any executive officer of the Corporation be, and hereby is, authorized, empowered and directed, from time to time, to take such additional action and to execute, certify and deliver to the transfer agent of the Corporation, as any appropriate or proper to implement the provisions of the foregoing resolutions:

The undersigned, do hereby certify that we are members of the Board of Directors of the Corporation; that the attached is a true and correct copy of resolutions duly adopted and ratified at a meeting of the Board of Directors of the Corporation duly convened and held in accordance with its by-laws and the laws of the State of IL, as transcribed by us from the minutes; and that the same have not in any way been modified, repealed or rescinded and are in full force and effect.

IN WITNESS WHEREOF, We have hereunto set our hands as President/CEO and Members of the Board of Directors of the Corporation.

Dated: February 19, 2014

/s/ Shaun Passley,

Shaun Passley,

CEO, CFO, President/Member of the Board

Signature: /s/ Shaun Passley,

Member of the Board

Print Name: Shaun Passley

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EPAZZ, Inc.

$37,700

TWELVE PERCENT (12%) CONVERTIBLE NOTE
DATED FEBRUARY 19, 2014

THIS NOTE (the “Note”) is a duly authorized Convertible Note of EPAZZ, Inc., a(n) IL corporation (the “Company”).

FOR VALUE RECEIVED, the Company promises to pay Magna Group, LLC (the “Holder”), the principal sum of $37,700 (the “Principal Amount”) or such lesser principal amount following the conversion or conversions of this Note in accordance with Paragraph 2 (the “Outstanding Principal Amount”) on February 17, 2015 (the “Maturity Date”), and to pay interest on the Outstanding Principal Amount (“Interest”) in a lump sum on the Maturity Date, at the rate of twelve percent (12%) per Annum (the “Rate”) from the date of issuance.

Accrual of Interest shall commence on the date of this Note and continue until the Company repays or provides for repayment in full the Outstanding Principal Amount and all accrued but unpaid Interest. Accrued and unpaid Interest shall bear Interest at the Rate until paid, compounded monthly. The Outstanding Principal Amount of this Note is payable on the Maturity Date in such coin or currency of the United States as at the time of payment is legal tender for payment of public and private debts, at the address last appearing on the Note Register of the Company as designated in writing by the Holder from time to time. The Company may prepay principal and interest on this Note at any time before the Maturity Date.

The Company will pay the Outstanding Principal Amount of this Note on the Maturity Date, free of any withholding or deduction of any kind (subject to the provision of paragraph 2 below), to the Holder as of the Maturity Date and addressed to the Holder at the address appearing on the Note Register.

This Note is subject to the following additional provisions:

1. All payments on account of the Outstanding Principal Amount of this Note and all other amounts payable under this Note (whether made by the Company or any other person) to or for the account of the Holder hereunder shall be made free and clear of and without reduction by reason of any present and future income, stamp, registration and other taxes, levies, duties, cost, and charges whatsoever imposed, assessed, levied or collected by the United States or any political subdivision or taxing authority thereof or therein, together with interest thereon and penalties with respect thereto, if any, on or in respect of this Note (such taxes, levies, duties, costs and charges being herein collectively called “Taxes”).

2. The Holder of this Note is entitled, at its option, at any time after the issuance of this Note, to convert all or any lesser portion of the Outstanding Principal Amount and accrued but unpaid Interest into Common Stock at a conversion price (the “Conversion Price”) for each share of Common Stock equal to a price which is a 50% discount from the lowest trading price in the 5 days prior to the day that the Holder requests conversion, unless otherwise modified by mutual agreement between the Parties (the “Conversion Price”) (The Common stock into which the Note is converted shall be referred to in this agreement as “Conversion Shares”). If the Issuer’s Common stock is chilled for deposit at DTC and/or becomes chilled at any point while this Agreement remains outstanding, an additional 8% discount will be attributed to the Conversion Price defined hereof. The Issuer will not be obligated to issue fractional Conversion Shares. The Holder may convert this Note into Common Stock by surrendering the Note to the Company, with the form of conversion notice attached to the Note as Exhibit B, executed by the Holder of the Note evidencing such Holder’s intention to convert the Note. Additionally, in no event shall the Conversion Price be less than $0.00004. If the Borrower is unable to issue any shares under this provision due to the fact that there is an insufficient number of authorized and unissued shares available, the Holder promises not to force the Borrower to issue these shares or trigger an Event of Default, provided that Borrower takes immediate steps required to get the appropriate level of approval from shareholders or the board of directors, where applicable to raise the number of authorized shares to satisfy the Notice of Conversion.

The Company will not issue fractional shares or scrip representing fractions of shares of Common Stock on conversion, but the Company will round the number of shares of Common Stock issuable up to the nearest whole share. The date on which a Notice of Conversion is given shall be deemed to be the date on which the Holder notifies the Company of its intention to so convert by delivery, by facsimile transmission or otherwise, of a copy of the Notice of Conversion. Notice of Conversion may be sent by email to the Company, attn: Mr. Shaun Passley, CEO, CFO, President. The Holder will deliver this Note, together with original executed copy of the Notice of Conversion, to the Company within three (3) business days following the Conversion Date. At the Maturity Date, the Company will pay any unconverted Outstanding Principal Amount and accrued Interest thereon, at the option of the Company, in either (a) cash or (b) Common Stock valued at a price equal to the Conversion Price determined as if the Note was converted in accordance with its terms into Common Stock on the Maturity Date.

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3. No provision of this Note shall alter or impair the obligation of the Company, which is absolute and unconditional, to the payment of the Outstanding Principal Amount of this Note at the Maturity Date, and in the coin or currency herein prescribed. This Note and all other Notes now or hereafter issued on similar terms are direct obligations of the Company. In the event of any liquidation, reorganization, winding up or dissolution, repayment of this Note shall not be subordinate in any respect to any other indebtedness of the Company outstanding as of the date of this Note or hereafter incurred by the Company.

Such non-subordination shall extend without limiting the generality of the foregoing, to all indebtedness of the Company to banks, financial institutions, other secured lenders, equipment lessors and equipment finance companies, but shall exclude trade debts. Any warrants, options or other securities convertible into stock of the Company issued before the date hereof shall rank pari passu with the Note in all respects

4. If at any time or from time to time after the date of this Note, the Common Stock issuable upon the conversion of the Note is changed into the same or different numbers of shares of any class or classes of stock, whether by recapitalization or otherwise, then in each such event the Holder shall have the right thereafter to convert the Note into the kind of security receivable in such recapitalization, reclassification or other change by holders of Common Stock, all subject to further adjustment as provided herein. In such event, the formulae set forth herein for conversion and redemption shall be equitably adjusted to reflect such change in number of shares or, if shares of a new class of stock are issued, to reflect the market price of the class or classes of stock issued in connection with the above described transaction.

5. Events of Default.

5.1.	A default shall be deemed to have occurred upon any one of the following events:

5.1.1.	Withdrawal from registration of the Issuer under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), either voluntary or involuntary.

5.1.2.	Issuer filing for bankruptcy protection under the federal bankruptcy laws, the calling of a meeting of creditors, or any act of insolvency under any state law regarding insolvency, without written notification to the Investor within five business days of such filing, meeting or action.

5.1.3.	The Borrower fails to issue shares of Common Stock to the Holder (or announces or threatens in writing that it will not honor its obligation to do so) upon exercise by the Holder of the conversion rights of the Holder in accordance with the terms of this Note, fails to transfer or cause its transfer agent to transfer (issue) (electronically or in certificated form) any certificate for shares of Common Stock issued to the Holder upon conversion of or otherwise pursuant to this Note as and when required by this Note, the Borrower directs its transfer agent not to transfer or delays, impairs, and/or hinders its transfer agent in transferring or issuing (electronically or in certificated form) any certificate for shares of Common Stock to be issued to the Holder upon conversion of or otherwise pursuant to this Note as and when required by this Note, or fails to remove (or directs its transfer agent not to remove or impairs, delays, and/or hinders its transfer agent from removing) any restrictive legend (or to withdraw any stop transfer instructions in respect thereof) on any certificate for any shares of Common Stock issued to the Holder upon conversion of or otherwise pursuant to this Note as and when required by this Note (or makes any written announcement, statement or threat that it does not intend to honor the obligations described in this paragraph) and any such failure shall continue uncured (or any written announcement, statement or threat not to honor its obligations shall not be rescinded in writing) for three (3) business days after the Holder shall have delivered a Notice of Conversion.

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5.1.4.	Failure to pay the principal and unpaid but accrued interest on the Note when due.

5.1.5.	Any dissolution, liquidation, or winding up of Borrower or any substantial portion of its business.

5.1.6.	Any cessation of operations by Borrower or Borrower admits it is otherwise generally unable to pay its debts as such debts become due, provided, however, that any disclosure of the Borrower’s ability to continue as a “going concern” shall not be an admission that the Borrower cannot pay its debts as they become due.

5.1.7.	The failure by Borrower to maintain any material intellectual property rights, personal, real property or other assets which are necessary to conduct its business (whether now or in the future).

5.1.8.	The Borrower effectuates a reverse split of its Common Stock without twenty (20) days prior written notice to the Holder.

5.1.9

In the event that the Borrower proposes to replace its transfer agent, the Borrower fails to provide, prior to the effective date of such replacement, fully executed Irrevocable Transfer Agent Instructions in a form as initially delivered pursuant to the Purchase Agreement (including but not limited to the provision to irrevocable reserve shares of Common Stock in the Reserved Amount) signed by the successor transfer agent to Holder and the Borrower.

5.1.10	The failure by Borrower to pay any and all Post-Closing Expenses as defined in section 15.

5.1.11	From and after the initial trading, listing or quotation of the Common Stock on a Principal Market, an event resulting in the Common Stock no longer being traded, listed or quoted on a Principal Market; failure to comply with the requirements for continued quotation on a Principal Market; or notification from a Principal Market that the Borrower is not in compliance with the conditions for such continued quotation and such non-compliance continues for seven (7) trading days following such notification.

5.1.12	If the Company does not submit their quarterly or annual report (10-Q or 10-K or the equivalent), and therefore, the Company files a late notification (NT 10-Q or NT 10-K or the equivalent), and then the Company does not file the appropriate quarterly or annual report within fifteen (15) business days from the specific late notification.

5.1.13	Omitted Intentionally.

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5.2.	Default remedies. Upon the occurrence and during the continuation of any Event of Default specified in Section 5.1. (solely with respect to failure to pay the principal hereof or interest thereon when due at the Maturity Date), the Note shall become immediately due and payable and the Borrower shall pay to the Holder, in full satisfaction of its obligations hereunder, an amount equal to the Default Sum (as defined herein). UPON THE OCCURRENCE AND DURING THE CONTINUATION OF ANY EVENT OF DEFAULT SPECIFIED IN SECTION 5.1., THE NOTE SHALL BECOME IMMEDIATELY DUE AND PAYABLE AND THE BORROWER SHALL PAY TO THE HOLDER, IN FULL SATISFACTION OF ITS OBLIGTAIONS HEREUNDER, AN AMOUNT EQUAL TO: (Y) THE DEFAULT SUM (AS DEFINED HEREIN); MULTIPLIED BY (Z) TWO (2). Upon the occurrence and during the continuation of any Event of Default specified in Sections 5.1. (solely with respect to failure to pay the principal hereof or interest thereon when due on this Note, 5.1.1, 5.1.2, 5.1.5, 5.1.6, 5.1.7, 5.1.8, 5.1.9, 5.1.10, 5.1.11, 5.1.12, 5.1.13 exercisable through the delivery of written notice to the Borrower by such Holders (the “Default Notice”), and upon the occurrence of an Event of Default specified in the remaining sections of Section 5.1. (other than failure to pay the principal hereof or interest thereon at the Maturity Date specified in Section 5.1. hereof), the Note shall become immediately due and payable and the Borrower shall pay to the Holder, in full satisfaction of its obligations hereunder, an amount equal to the greater of (i) 150% times the sum of (w) the then outstanding principal amount of this Note plus (x) accrued and unpaid interest on the unpaid principal amount of this Note to the date of payment (the “Mandatory Prepayment Date”) plus (y) Default Interest, if any, on the amounts referred to in clauses (w) and/or (x) (the then outstanding principal amount of this Note to the date of payment plus the amounts referred to in clauses (x) and (y) shall collectively be known as the “Default Sum”) or (ii) the “parity value” of the Default Sum to be prepaid, where parity value means (a) the highest number of shares of Common Stock issuable upon conversion of or otherwise pursuant to such Default Sum, treating the Trading Day immediately preceding the Mandatory Prepayment Date as the “Conversion Date” for purposes of determining the lowest applicable Conversion Price, unless the Default Event arises as a result of such breach in respect of a specific Conversion Date in which case such Conversion Date shall be the Conversion Date, multiplied by (b) the highest Closing Price for the Common Stock during the period beginning on the date of first occurrence of the Event of Default and ending one day prior to the Mandatory Prepayment Date (the “Default Amount”) and all other amounts payable hereunder shall immediately become due and payable, all without demand, presentment or notice, all of which hereby are expressly waived, together with all costs, including, without limitation, legal fees and expenses, of collection, and the Holder shall be entitled to exercise all other rights and remedies available at low or in equity.

If the Borrower fails to pay the Default Amount within five (5) business days of written notice that such amount is due and payable, then the Holder shall have the right at any time, so long as the Borrower remains in default (and so long and to the extent that there are sufficient authorized shares), to require the Borrower, upon written notice, to immediately issue, in lieu of the Default Amount, the number of shares of Common Stock of the Borrower equal to the Default Amount divided by the Conversion Price then in effect.

6. Prepayment. At any time that the Note remains outstanding, upon three business days’ written notice (the
“Prepayment Notice”) to the Holder, the Company may pay 150% of the entire Outstanding Principal Amount of the Note plus any accrued but unpaid Interest. If the Company gives written notice of prepayment, the Holder continues to have the right to convert principal and interest on the Note into Conversion Shares until three business days elapses from the Prepayment Notice.

7. Anti-Dilution. If, at any time the Note is outstanding, the Issuer issues Common Stock, or grants options or warrants, at a price per share that is less than the Conversion Price on the date of such issuance or grant, the Conversion Price will be adjusted to such lower price for the remainder of the term of the Note.

8. The Company covenants that until all amounts due under this Note are paid in full, by conversion or otherwise, unless waived by the Holder or subsequent Holder in writing, the Company shall:

give prompt written notice to the Holder of any Event of Default or of any other matter which has resulted in, or could reasonably be expected to result in a materially adverse change in its financial condition or operations;

give prompt notice to the Holder of any claim, action or proceeding which, in the event of any unfavorable outcome, would or could reasonably be expected to have a Material Adverse Effect (as defined below) on the financial condition of the Company;

at all times reserve and keep available out of its authorized but unissued Common Stock, for the purpose of effecting the conversion of this Note into Common Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of the Outstanding Principal Amount of this Note into Common Stock.

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“Material Adverse Effect” means (i) any condition, occurrence, state of facts or event having, or insofar as reasonably can be foreseen would likely have, any material adverse effect on the legality, validity or enforceability of the Transaction Documents or the transactions contemplated thereby, (ii) any condition, occurrence, state of facts or event having, or insofar as reasonably can be foreseen would likely have, any effect on the business, operations, properties or financial condition of the Company that is material and adverse to the Company and its Subsidiaries, taken as a whole, and/or (iii) any condition, occurrence, state of facts or event that would, or insofar as reasonably can be foreseen would likely, prohibit or otherwise materially interfere with or delay the ability of the Company to perform any of its obligations under any of the Transaction Documents to which it is a party.

9. Upon receipt by the Company of evidence from the Holder reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Note,

(i) in the case of loss, theft or destruction, upon provision of indemnity reasonably satisfactory to it and/or its transfer agent, or

(ii) in the case of mutilation, upon surrender and cancellation of this Note, then the Company at its expense will execute and deliver to the Holder a new Note, dated the date of the lost, stolen, destroyed or mutilated Note, and evidencing the outstanding and unpaid principal amount of the lost, stolen, destroyed or mutilated Note.

10. If any term in this Note is found by a court of competent jurisdiction to be unenforceable, then the entire Note shall be rescinded, the consideration proffered by the Holder for the remaining Debt acquired by the Holder not converted by the Holder in accordance with this Note shall be returned in its entirety and any Conversion Shares in the possession or control of the Investor shall be returned to the Issuer.

11. The Note and the Agreement between the Company and the Holder (including all Exhibits thereto) constitute the full and entire understanding and agreement between the Company and the Holder with respect to the subject hereof. Neither this Note nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the Company and the Holder.

12. This Note shall be governed by and construed in accordance with the internal laws of the State of New York.

13. Legal Opinion. The Issuer’s counsel has provided an opinion regarding the applicable exemption from registration under the Securities Act for the issuance of the Conversion Shares pursuant to the terms and conditions of this Agreement and the Note, which provides that upon conversion at any time following the date hereof, the shares received as a result of the conversion shall be issued unrestricted in accordance with the appropriate exemption. If the Issuer declines to provide, or requests that Investor counsel prepare an opinion, the Issuer agrees to bear the cost of the letter.

14. Conditions. The Issuer acknowledges the Investor’s participation in respect to this Agreement is on a conditions permitting basis. In the event that the transaction risk profile substantially changes, market pricing or implied volatility substantially change, due diligence raises concerns or any other conditions material to the successful closing of the transaction change, the Investor reserves the right to terminate the Agreement at any time before delivering to the Non Affiliate Debtholder the cash consideration as described hereof.

15. Post-Closing Expenses. The Issuer will bear any and all miscellaneous expenses that may arise as a result of this Agreement post-closing. These expenses include, but are not limited to, the cost of legal opinion production, transfer agent fees, equity issuance fees, etc. The failure to pay any and all Post-Closing Expenses will be deemed a default as described in Section 5.1.10 herein.

16. Miscellaneous

16.1.	Counterparts. This Agreement may be executed in any number of counterparts by original, facsimile or email signature. All executed counterparts shall constitute one Agreement not withstanding that all signatories are not signatories to the original or the same counterpart. Facsimile and scanned signatures are considered original signatures.

16.2.	Severability. This Agreement is not severable. If any term in this Agreement is found by a court of competent jurisdiction to be unenforceable, then the entire Agreement shall be rescinded, the consideration proffered by the Investor for the remaining Debt acquired by Investor not converted by the Investor in accordance with this Agreement shall be returned in its entirety and any Conversion Shares in the possession or control of the Investor shall be returned to the Issuer.

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16.3.

Legal Fees. Except as provided in Section 15 of this agreement, each Party will bear its own legal expenses in the execution of this Agreement. If the Issuer defaults and the Investor is required to expend funds for legal fees and expenses, such costs will be reimbursed to the Investor, solely by the Issuer.

16.4	Trading Activities. Neither the Holder nor their affiliates has an open short position in the common stock of the Company and the Holder agree that they shall not, and that they will cause their affiliates not to, engage in any short sales of or hedging transactions with respect to the common stock of the Company.

16.5.	Modification. This Agreement and the Note may only be modified in a writing signed by all Parties.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed by an officer thereunto duly authorized, as of the date first written above.

EPAZZ, Inc.

By: /s/ Shaun Passley

Shaun Passley, CEO, CFO, President

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Exhibit B.

NOTICE OF CONVERSION

The undersigned hereby elects to convert $_______________ of the principal amount of the Note (defined below) into Shares of Common Stock of EPAZZ, Inc., a(n) IL Corporation (the “Borrower”) according to the conditions of the Convertible Note of the Borrower dated as of February 19, 2014 (the “Note”). No fee will be charged to the Holder or Holder’s Custodian for any conversion, except for transfer taxes, if any.

Box Checked as to applicable instructions:

[ ]	The Borrower shall electronically transmit the Common Stock issuable pursuant to this Notice of Conversion to the account of the undersigned or its nominee with DTC through its Deposit Withdrawal Agent Commission system (“DWAC Transfer”).

Name of DTC Prime Broker:

Account Number:

[ ]

The undersigned hereby requests that the Borrower issue a certificate or certificates for the number of shares of Common Stock set forth below (which numbers are based on the Holder’s calculation attached hereto) in the name(s) specified immediately below:

Magna Group, LLC
EIN #: 27-2162659

Date of Conversion:

Conversion Price:

Shares to Be Delivered:

Remaining Principal Balance Due After This Conversion:

Signature

Print Name:	Joshua Sason

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PROMISSORY NOTE

US $32,000	July 31, 2013

FOR VALUE RECEIVED, the undersigned, Epazz, Inc.., an Illinois corporation, ("Maker") hereby promises to pay to the order of Star Financial Corporation ("Payee"), the principal sum of thirty-two thousand dollars ($32,000), in lawful money in United States of America, which shall be legal tender, bearing interest and payable as provided herein. This Promissory Note (this “Note” or “Promissory Note”) has an effective date of July 31, 2013. This Note is to reflect a loan being made to the Maker. Payee will forever forgive and discharge any difference between the outstanding balance of the fees owed to Payee by Maker as of the effective date of this Note and the principal amount of this Note upon repayment of this Note in its entirety.

1.	Interest on the unpaid balance of this Note shall bear interest at the rate of fifteen percent (15%) per annum, which interest shall accrue from the effective date until the Maturity Date (as defined below), unless prepaid prior to such Maturity Date. All past-due principal and interest (which failure to pay such amounts after a fifteen (15) day cure period, shall be defined herein as an “Event of Default”) shall bear interest at the rate of twenty percent (20%) per annum until paid in full (the “Default Interest Rate”), with it being understood that Maker shall have an additional fifteen day cure periods during the term of the Note before an Event of Default occurs. Upon an Event of Default, Payee may declare the entire amount of this Note due and payable and shall be able to take whatever action available to it in law or equity to enforce its rights to collect an additional $2,500 as liquidated damages in addition to the amounts owed pursuant to this Note. Interest will be computed on the basis of a 360-day year.

2.	The principal amount of this Note shall be due and payable on January 15, 2014 (the “Maturity Date”).

3.	Loan Origination fee shall be $5,000 and 3,000,000 shares of Epazz Common A, as deducted from principal proceeds of this note (Net proceeds of $27,000).

4.	This Note may be prepaid in whole or in part, at any time and from time to time, without premium or penalty.

5.	If any payment of principal or interest on this Note shall become due on a Saturday, Sunday or any other day on which national banks are not open for business, such payment shall be made on the next succeeding business day.

6.	This Note shall be binding upon and inure to the benefit of the Payee named herein and Payee’s respective successors and assigns. Each holder of this Note, by accepting the same, agrees to and shall be bound by all of the provisions of this Note. Payee may assign this Note or any of its rights, interests or obligations to this Note without the prior written approval of Maker.

7.	No provision of this Note shall alter or impair the obligation of Maker to pay the principal of and interest on this Note at the times, places and rates, and in the coin or currency, herein prescribed.

8.	The Maker will do or cause to be done all things reasonably necessary to preserve and keep in full force and effect its corporate existence, rights and franchises and comply with all laws applicable to the Maker, except where the failure to comply could not reasonably be expected to have a material adverse effect on the Maker. Failure to comply with this provision shall constitute an Event of Default.

9.	Notwithstanding anything to the contrary in this Note or any other agreement entered into in connection herewith, whether now existing or hereafter arising and whether written or oral, it is agreed that the aggregate of all interest and any other charges constituting interest, or adjudicated as constituting interest, and contracted for, chargeable or receivable under this Note or otherwise in connection with this loan transaction, shall under no circumstances exceed the Maximum Rate.

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10.	In the event the maturity of this Note is accelerated by reason of an Event of Default under this Note, any other agreement entered into in connection herewith or therewith, or by voluntary prepayment by Maker or otherwise, then earned interest may never include more than the Maximum Rate allowable by law, computed from the dates of each advance of the loan proceeds outstanding until payment. If from any circumstance any holder of this Note shall ever receive interest or any other charges constituting interest, or adjudicated as constituting interest, the amount, if any, which would exceed the Maximum Rate shall be applied to the reduction of the principal amount owing on this Note, and not to the payment of interest; or if such excessive interest exceeds the unpaid balance of principal hereof, the amount of such excessive interest that exceeds the unpaid balance of principal hereof shall be refunded to Maker. In determining whether or not the interest paid or payable exceeds the Maximum Rate, to the extent permitted by applicable law (i) any nonprincipal payment shall be characterized as an expense, fee or premium rather than as interest; and (ii) all interest at any time contracted for, charged, received or preserved in connection herewith shall be amortized, prorated, allocated and spread in equal parts during the period of the full stated term of this Note. The term "Maximum Rate" shall mean the maximum rate of interest allowed by applicable federal or state law.

11.	Except as provided herein, Maker and any sureties, guarantors and endorsers of this Note jointly and severally waive demand, presentment, notice of nonpayment or dishonor, notice of intent to accelerate, notice of acceleration, diligence in collecting, grace, notice and protest, and consent to all extensions without notice for any period or periods of time and partial payments, before or after maturity, without prejudice to the holder. The holder shall similarly have the right to deal in any way, at any time, with one or more of the foregoing parties without notice to any other party, and to grant any such party any extensions of time for payment of any of said indebtedness, or to grant any other indulgences or forbearance whatsoever, without notice to any other party and without in any way affecting the personal liability of any party hereunder. If any efforts are made to collect or enforce this Note or any installment due hereunder, the undersigned agrees to pay all collection costs and fees, including reasonable attorney's fees.

12.	A copy of this Promissory Note signed by one party and faxed to another party shall be deemed to have been executed and delivered by the signing party as though an original. A photocopy of this Promissory Note shall be effective as an original for all purposes.

13.	This Note shall be construed and enforced under and in accordance with the laws of the State of Illinois, without regard to choice-of-law rules of any jurisdiction.

IN WITNESS WHEREOF, Maker has duly executed this Note as of the day and year first written above.

Epazz, INC.

/s/ Shaun Passley

Shaun Passley

Chief Executive Officer

Portions of this exhibit, indicated by the mark “[***],” have been redacted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

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